Sangamo BioSciences, Inc. Point Richmond Tech Center 501 Canal Boulevard Richmond, CA 94804 510-970-6000 ● 510-236-8951(Fax)

SANGAMO BIOSCIENCES REPORTS THIRD QUARTER 2009
FINANCIAL RESULTS

Richmond, California – November 4, 2009 – Sangamo BioSciences, Inc. (NASDAQ: SGMO) today reported third quarter 2009 financial results and accomplishments.

For the third quarter ended September 30, 2009, Sangamo reported a consolidated net loss of $4.9 million, or $0.12 per share, compared to a consolidated net loss of $6.3 million, or $0.15 per share, for the same period in 2008. As of September 30, 2009, the company had cash, cash equivalents, marketable securities and interest receivable of $47.9 million. In October 2009, Sangamo completed an underwritten public offering that resulted in net proceeds of $20.9 million to the company and entered into an expanded agreement with Sigma-Aldrich Corporation under the terms of which Sigma made initial payments of $20.0 million to Sangamo.

Revenues for the third quarter of 2009 were $4.1 million, compared to $3.7 million for the same period in 2008. Third quarter 2009 revenues were from the Company’s collaboration agreements with Dow AgroSciences and Sigma-Aldrich Corporation, enabling technology agreements in protein production and research grants. The revenue recognized for the third quarter of 2009 consisted of $4.0 million in collaboration agreements and $51,000 in research grants.

Research and development expenses were $6.2 million for the third quarter of 2009, compared to $7.6 million for the same period in 2008.  The decrease in research and development expenses for the third quarter of 2009 was primarily due to decreased manufacturing, preclinical, licensing and consulting expenses partially offset by increased stock based compensation expenses.  Non-cash employee stock-based compensation included in research and development expenses totaled $0.8 million for the third quarter of 2009 compared to $0.6 million for the same period in 2008.

General and administrative expenses were $2.7 million for the third quarter of 2009, compared to $2.6 million for the same period in 2008. The increase in general and administrative expenses was primarily due to increased personnel costs, including non-cash employee stock-based compensation, which totaled $0.9 million in the third quarter of 2009 compared to $0.7 million in the same period in 2008.

Total operating expenses for the third quarter of 2009 were $8.9 million, compared to $10.1 million for the same period in 2008.

Net interest and other income (loss) were recorded as a net loss of $47,000 for the third quarter of 2009 compared to income of $42,000 for the same period in 2008.

Nine Month Results
For the nine months ended September 30, 2009, the consolidated net loss was $16.2 million, or $0.39 per share, compared to a consolidated net loss of $21.7 million, or $0.53 per share, for the nine-months ended September 30, 2008.  Revenues were $11.9 million for the nine months ended September 30, 2009, compared to $9.4 million for the same period in 2008. Total operating expenses were $28.9 million for the nine months ended September 30, 2009, compared to $32.5 million for the same period in 2008. The decrease in operating expenses for 2009 was primarily associated with decreased manufacturing, preclinical, consulting and lab supply expenses.

Recent Highlights
•
Presentation of top-line statistically significant Phase 2 ZFP TherapeuticTM data at the Society for Neuroscience Meeting. Sangamo presented top-line, statistically significant Phase 2 clinical data from its zinc finger DNA-binding protein (ZFP) Therapeutic program to develop SB-509 for treatment of diabetic neuropathy (DN) at the Society for Neuroscience Annual Meeting held in Chicago.  The data demonstrated a direct neuroregenerative effect of SB-509 treatment that resulted in a statistically significant (p value=0.02) increase in small unmyelinated nerve fibers in the skin, or intraepidermal nerve fiber density (IENFD), in subjects with DN.  Data were also presented that provided additional evidence of the positive effect of SB-509 on large fiber sensory nerve health as measured by improvements in nerve conduction velocity (NCV), in subjects with elevated markers of vascular damage (ICAM-1), and improvements in the muscle components of the neurologic exam (NIS-LL) 30-days after each of the three administrations of SB-509. Together these data confirm the neuroregenerative activity of SB-509 in patients with DN and define a drug-responsive population for future trials.

•
Completion of an underwritten public offering. On October 13, 2009, Sangamo closed an underwritten public offering of 3,000,000 shares of its common stock at a public offering price of $7.20 per share resulting in net proceeds of approximately $20.9 million after deduction of underwriting discounts and commissions and other offering expenses.

•
Expansion of licensing agreement with Sigma-Aldrich.  Sigma-Aldrich Corporation and Sangamo announced a major expansion of our existing license agreement to include the exclusive rights to develop and distribute ZFP-modified cell lines for commercial production of protein pharmaceuticals.  Under the expanded agreement, Sigma also obtained rights to certain ZFP-engineered transgenic animals for commercial applications.  Under the terms of the agreement, Sigma made initial payments of $20.0 million to Sangamo, consisting of an upfront license fee of $15.0 million and $5.0 million through the purchase of Sangamo’s common stock at $7.86 per share. Sangamo is eligible to earn additional contingent commercial license fees of up to $5.0 million based on certain conditions and thereafter a royalty based upon a percentage of net sales and sublicensing revenue. Sangamo is also eligible to receive commercial milestone payments ranging from $2.0 million to $10.0 million, up to a total of $25.0 million, based upon cumulative product sales.

•
Announcement of a second Phase 1 clinical trial of SB-728-T for the treatment of HIV/AIDS. In September 2009, Sangamo announced the successful review and acceptance by the FDA of an Investigational New Drug (IND) application to initiate an open-label, repeat-dosing Phase 1 clinical trial (SB-728-T-902) of the company’s ZFP nuclease (ZFN)-based therapeutic, SB-728-T. A single dose Phase 1 clinical study of SB-728-T was initiated in February 2009 and is ongoing at the University of Pennsylvania.  Both Phase 1 studies are designed primarily to evaluate the safety and tolerability of this ZFP Therapeutic approach. However, subjects’ CD4 T-cell counts, levels of CCR5-modified T-cells and viral burden will also be monitored.

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Publication of ground-breaking new ZFN-mediated gene editing applications in stem cells. Scientists from The Whitehead Institute led by Dr. Rudolf Jaenisch used ZFNs designed by Sangamo to efficiently and precisely modify the genomes of human embryonic stem cells (hESCs) and induced pluripotent stem cells (hiPSCs). Human ESCs and iPSCs are useful tools in drug discovery and development.  Scientists also hope to use these cells therapeutically in transplantation medicine and other regenerative applications. The research was described in a paper published in the scientific journal Nature Biotechnology (Nat Biotechnol. 2009 Sep; 27(9):851-7).

•
Sangamo’s collaborators awarded significant clinical research awards to advance research into potential ZFP Therapeutics. Sangamo’s collaborators at the City of Hope and University of Southern California were awarded a $14.5 million grant from the California Institute of Regenerative Medicine (CIRM).  The grant will support the development of a ZFN-based stem cell therapy for HIV/AIDS.  In addition, research led by Donald B. Kohn, M.D., Director of the UCLA Human Gene Medicine Program and member of the Broad Stem Cell Research Center, and Philip Gregory, D. Phil., Sangamo’s chief scientific officer and vice president, research, was selected to receive an Innovations in Clinical Research Award of $486,000 from the Doris Duke Charitable Foundation.  The grant will support an innovative research project conducted by Dr. Kohn and Sangamo scientists and titled “Βeta-globin Gene Correction in Hematopoietic Stem Cells for Sickle Cell Disease.”

Conference Call
Sangamo will host a conference call today, November 4, 2009 at 5:00 p.m. ET, which will be open to the public.  The call will also be webcast live and can be accessed via a link on the Sangamo BioSciences website in the Investor Relations section under "Events and Presentations " http://investor.sangamo.com/events.cfm.   The webcast replay will also be available for two weeks after the call. During the conference call, the company will review these results and accomplishments, discuss other business matters, and provide forward-looking guidance with respect to the remainder of 2009.

The conference call dial-in numbers are 877-879-6209 for domestic callers and 719-325-4830 for international callers. The passcode for the call is 4978837.  For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 8:00 p.m. ET on November 4, 2009 to midnight ET on November 11, 2009. The conference call replay numbers for domestic and international callers are 888-203-1112 and 719-457-0820 respectively. The conference ID number for the replay is 4978837.

About Sangamo
Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification.  The most advanced ZFP TherapeuticTM development program is currently in Phase 2 clinical trials for evaluation of safety and clinical effect in patients with diabetic neuropathy and ALS. Sangamo also has two Phase 1 clinical trials to evaluate safety and clinical effect of a ZFP Therapeutic for the treatment of HIV/AIDS. Other therapeutic development programs are focused on cancer, neuropathic pain, nerve regeneration, Parkinson’s disease and monogenic diseases.  Sangamo’s core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs).  By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TF) that can control gene expression and, consequently, cell function.  Sangamo is also developing sequence-specific ZFP Nucleases (ZFN) for gene modification.  Sangamo has established strategic partnerships with companies in non-therapeutic applications of its technology including Dow AgroSciences and Sigma-Aldrich Corporation. For more information about Sangamo, visit the company's web site at http://www.sangamo.com/.

This press release contains forward-looking statements regarding Sangamo’s current expectations.  These forward looking statements include, without limitation, references to the research and development of ZFP TFs and ZFNs, clinical trials of SB-509 and SB-728-T,  therapeutic and non-therapeutic applications of Sangamo's ZFP technology platform, eligibility to receive royalty and milestone payments under the Sigma agreement, strategic partnership with collaborators and anticipated amount of cash and cash equivalents.  These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the early stage of ZFP Therapeutic development, uncertainties related to the timing of initiation and completion of clinical trials, whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics, and the ability to establish strategic partnerships.  Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo will be able to develop commercially viable ZFP-based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company’s operations and business environments. These risks and uncertainties are described more fully in Sangamo’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)
(unaudited)

STATEMENT OF OPERATIONS DATA:
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenues
Collaboration agreements	$4,012	$3,196	$11,382	$7,658
Research grants	51	549	564	1,694
Total revenues	4,063	3,745	11,946	9,352

Operating expenses:
Research and development	6,166	7,563	20,299	24,492
General and administrative	2,701	2,564	8,634	8,036
Total operating expenses	8,867	10,127	28,933	32,528
Loss from operations	(4,804)	(6,382)	(16,987)	(23,176)
Interest and other income (loss), net	(47)	42	793	1,448
Net loss	$(4,851)	$(6,340)	$(16,194)	$(21,728)

Basic and diluted net loss per common share	$(0.12)	$(0.15)	$(0.39)	$(0.53)

Shares used in computing basic and diluted net loss per common share	41,184	40,928	41,126	40,759

SELECTED BALANCE SHEET DATA
	September 30, 2009	December 31, 2008
Cash, cash equivalents, marketable securities and interest receivable	$47,863	$65,025
Total assets	51,383	67,850
Total stockholders' equity	44,450	55,396

CONTACT: Elizabeth Wolffe, Ph.D. of Sangamo BioSciences, Inc.                                                                                                                                , +1-510-970-6000, ext. 271
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